PURCHASE AND SALE AGREEMENT

(Ojival II)

The undersigned Purchaser agrees to buy, and the undersigned Seller agrees to sell, upon the terms hereinafter set forth in this Purchase And Sale Agreement (this "**Contract**"), the parcel of real property located in Edinburg, Hidalgo County, Texas, consisting of approximately 170 acres and any and all improvements located thereon (the "**Property**"), as described more particularly on **Exhibit "A"**, attached hereto and made a part hereof. As used herein, the "**Effective Date**" shall mean the date that this Contract is duly executed by both Purchaser and Seller.

1. The Purchase Price: The Purchase Price shall be Two Million Five Hundred Thousand And No/100s Dollars ($2,500,000). The Purchase Price will be paid as follows: Purchaser's execution and delivery to Seller of a Real Estate Lien Note, secured by a Deed of Trust against the Property in the principal amount of the Purchase Price payable according to such terms and conditions as mutually agreed between Seller and Purchaser with such loan documents required by Seller in its reasonable discretion.

2. Contingencies: Purchaser's obligation to purchase the Property and Seller's obligation to sell the Property is subject to the satisfaction or waiver of the conditions and contingencies described herein (the "Contingencies") within twenty-five (25) days of the Effective Date (the "Contingency Period").

(a) Title. Within ten (10) days of the Effective Date, Purchaser shall obtain, at Purchaser's expense, a commitment for an owner's policy of title insurance issued by a title insurance company selected by Purchaser (the "Title Company") with respect to the Property (the "Title Commitment"). The Title Commitment shall show in Seller marketable title in fee simple free and clear of all liens and encumbrances except: (i) those created by Purchaser; (ii) those specifically set forth in this Contract; (iii) zoning ordinances; (iv) legal highways; and (v) covenants, restrictions, conditions, and easements of record which do not interfere with or restrict the use of the Property contemplated by Purchaser. If title to all or part of the Property is unmarketable, as determined by Texas law, or is subject to liens, encumbrances, easements, conditions, restrictions, or encroachments other than those excepted by this Contract, Purchaser shall have the right to object to such conditions within twenty (20) days of Purchaser's receipt of the Title Commitment. If Purchaser so objects, and Seller fails to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction, or encroachment, or obtain title insurance without exception therefor within the Contingency Period, Purchaser shall have the option to terminate this Contract by delivering written notice thereof to Seller.

(b) Survey. Within twenty (20) days of the Effective Date, Purchaser shall have the right to obtain, at Purchaser's cost and expense, a survey of the Property, together with certification of the surveyor as may reasonably be required by Purchaser (the "Survey"). The Survey shall satisfy, if required by Purchaser, the most recent "Minimum Standard Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM, and shall meet the accuracy requirements of a Class A Survey as defined therein. If the Survey reveals any

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exceptions to title or any matters affecting the Property ("Survey Exceptions"), Purchaser may notify Seller of such Survey Exceptions within ten (10) days after Purchaser's receipt of the last of the Title Commitment or Survey (the "Survey Notice"), whereupon Seller shall cure any disapproved Survey Exceptions. If the Seller fails to cure any Survey Exceptions referenced in the Survey Notice within the Contingency Period, Purchaser shall have the option to terminate this Contract by delivering written notice thereof to Seller.

(c) Environmental Conditions. Purchaser shall have the right, and Seller shall provide Purchaser access to the Property reasonably necessary, to obtain environmental reports regarding the soils, ground water, topography, geology, and other conditions of the Property, together with reliance letters of the preparers of such reports as may be required by Purchaser ("Environmental Reports"). If the Environmental Reports reveal any environmental matters adversely affecting the Property (the "Environmental Conditions"), Purchaser may notify Seller of such Environmental Conditions (the "Environmental Notice"). Upon receipt of an Environmental Notice, Seller shall have the right, but not the obligation to, cure any disapproved Environmental Conditions. If the Environmental Condition is not cured to Purchaser's reasonable satisfaction within the Contingency Period, Purchaser shall have theright to terminate this Contract.

(d) Inspection. Seller shall cooperate in making the Property reasonably available for inspection by Purchaser. If the Purchaser is not, in good faith, satisfied with the condition of the Property as disclosed by any inspection thereof, the Purchaser may deliver to Seller a written request that the Seller remedy any unsatisfactory conditions. In the event that Purchaser and Seller do not reach agreement regarding remedying the unsatisfactory conditions prior to the expiration of the Contingency Period, then Purchaser shall have the right to terminate this Contract.

(e) Easements; Access Rights. Purchaser and Seller shall cooperate to secure any and all easements, rights of way, consents, amendments, variances, permits and or approvals from third parties as are necessary in order to permit Purchaser to have ingress and egress to and full use and enjoyment of the Property in the manner and for the purposes contemplated by Purchaser.

3. Closing: The closing of the purchase and sale of the Property (the "Closing") shall be on or before April 30, 2023. In addition to the satisfaction or waiver of the Contingencies, Purchaser's obligations under this Contract are subject to and contingent upon the occurrence of the following on or before the date of Closing: (a) all of Seller's representations and warranties hereunder shall remain true and correct; (b) no moratorium, statute, order, regulation, ordinance or judgment of any court or governmental agency shall have been enacted, adopted, issued or initiated that would materially and adversely affect the Property or Purchaser's use thereof as contemplated herein; and (c) the parties shall have delivered all other documents and other deliveries listed in paragraph 4 hereof or otherwise mutually agreed.

4. Deliveries:

(a) Seller's Deliveries at Closing. At Closing, Seller shall deliver the following documents and materials, all of which shall be in form and substance reasonably acceptable to the parties: (i) a duly executed and acknowledged special warranty deed with vendor's lien

retained (the "Deed"); (ii) a certificate duly executed by Seller that as of the date of Closing all representations and warranties by Seller set forth in this Contract remain true and correct; (iii) a certification duly executed by Seller, certifying that Seller is not a "foreign person", pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended ("Section 1445"); (iv) a general instrument of transfer, pursuant to which Seller shall convey and assign to Purchaser all of Seller's right, title and interest in and to all personal property and other rights of Seller relating to the Property ("General Instrument of Transfer"); (v) such affidavits as Purchaser may reasonably require relating to (1) parties in possession, (2) mechanic's liens, (3) unrecorded assessments and other matters an accurate survey of the Property would disclose, and (4) nondelinquent real estate taxes, water and sewer and other charges of municipal and governmental authorities and utility companies; and such other documents as reasonably required by Purchaser, including Assignment And Assumption of Leases,

(b) **<u>Purchaser's Deliveries at Closing</u>.** On the date of Closing, Purchaser shall: deliver at the Closing the Real Estate Lien Note, a Net Profits Agreement in favor of Seller upon such terms and conditions mutually agreed, a Management Agreement with STX Border Capital Partners, LLC. upon such terms and conditions mutually agreed, Deed of Trust, Assignment of Leases and Rents and such other documents reasonably required by Seller.

5. **<u>Closing Costs and Prorations:</u>** At the Closing, closing costs shall be paid and prorations made as follows:

(a) **<u>Closing Costs</u>.** Seller and Purchaser shall bear their respective costs of closing. The seller shall pay the costs of recording all documents required to be filed of record.

(b) **<u>Taxes</u>.** All real property taxes and assessments for the tax year in which the closing occurs shall be assumed by the Purchaser.

6. **<u>Damage or destruction of property:</u>** Risk of loss to the real estate and appurtenances shall be borne by Seller until Closing provided that if certain Property covered by this Contract shall be substantially damaged or destroyed before this transaction is closed, Purchaser may (a) proceed with the transaction and be entitled to all insurance money, if any, payable to Seller under all policies covering the Property, or (b) rescind the Contract and thereby release all parties from liability hereunder, by giving written notice to Seller within ten (10) days after Purchaser has written notice of such damage or destruction. Failure by Purchaser to notify Seller shall constitute an election to proceed with the transaction.

7. **<u>Income-producing agreements:</u>** Seller shall convey any and all interest in leases or income-producing agreements relative to the Property that may be in effect as of the date of Closing and will execute such assignments or other instruments as necessary to effectuate such conveyances.

8. **<u>Seller's Representations and Warranties:</u>** As a material inducement to the execution and delivery of this Contract by Purchaser and the performance by Purchaser of its duties and obligations hereunder, Seller does hereby warrant and represent to Purchaser as of the Effective Date and as of

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the date of Closing:

(a) Information. Except as set forth herein, Seller has no knowledge of any information affecting the Property that has or would have a material adverse impact on Purchaser's ability to use, lease and operate the Property as contemplated by Purchaser.

(b) Legal Compliance. Except as disclosed to Purchaser, Seller has no knowledge of any past or continuing violation or alleged violation of any legal requirement affecting the Property; including, without limitation, any past or continuing violation or alleged violation of any local, state or federal environmental, zoning, subdivision, fire or other law, ordinance, code, regulation, rule or order. In addition to the foregoing, the Property complies with all applicable building and zoning codes and all laws, statutes, codes ordinances, rules and regulations relating to the environment.

(c) Litigation. Seller has no knowledge of any pending or threatened claims, actions, suits, litigation or governmental proceeding affecting the Property.

(d) Other Agreements. To Seller's knowledge, there are no agreements or understandings, oral or written, with any person, entity or governmental authority affecting the Property which could give rise to claims affecting the Property.

(e) Governmental Actions. Seller has no knowledge of any threatened or pending condemnation or eminent domain proceeding, special assessment, rezoning or moratorium affecting the Property.

(f) Due Authorization. Seller has full power to execute, deliver and carry out the terms and provisions of this Contract and has taken all necessary action to authorize the execution, delivery and performance of this Contract. The individual executing this Contract on behalf of Seller has the authority to bind Seller to the terms and conditions of this Contract.

(g) Environmental Matters. To the best of Seller's knowledge, the Property is not in violation of any Environmental Law (as defined below) and Seller has no knowledge of (i) the presence on or about the Property of any Hazardous Materials (as defined below); (ii) any release or threatened release of any Hazardous Materials on or affecting the Property; or (iii) the existence of any underground storage tanks on or about the Property. Seller has received no notice of any investigation or proceeding by any governmental agency concerning the presence or alleged presence, release or threatened release of Hazardous Materials on the Property. The term "Environmental Law" includes any federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene, waste disposal, or the environment, including, without limitation: the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Superfund Amendments and Reauthorization Act of 1986, the federal Resource Conservation and Recovery Act of 1976, the federal Clean Air Act, the federal Water Pollution Control Act and federal Clean Air Act of 1977, the federal Insecticide, Fungicide and Rodenticide Act. the federal Pesticide Act of 1977, the federal Toxic Substances Control Act, the federal Safe Drinking Water Act, the federal Hazardous Materials Transportation Act, and any amendments thereto and regulations adopted, and publications promulgated pursuant thereto. The term "Hazardous Materials" includes oil and petroleum products, asbestos, polychlorinated biphenyl, radon and urea

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formaldehyde, and any other materials classified as hazardous or toxic or as pollutants or contaminants under any Environmental Law.

If Seller has received or at any time does receive notice, knowledge, or information as to the presence, alleged presence, release or threatened release of Hazardous Materials on or about the Property other than as previously disclosed by Seller to Purchaser, Seller agrees to provide to Purchaser all information and data as to such Hazardous Materials immediately upon receipt of same.

9. <u>Miscellaneous:</u>

(a) This Contract shall be binding upon the parties hereto, and their respective successors and assignees. All agreements, representations and warranties by the respective parties contained herein are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and shall survive the delivery of the Deed and transfer of title. Any covenants and conditions herein that must be operative after delivery of the Deed to be effective shall be so operative and shall not be deemed to have been merged in the Deed.

(b) This Contract contains all of the covenants, conditions and agreements between the parties with respect to the subject matter hereof and shall supersede all prior correspondence, agreements and understandings, both oral and written to the extent related to the subject matter hereof. The parties intend that this Contract constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any proceeding involving this Contract. This Contract may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

(c) All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by hand delivery, by overnight delivery service, or by deposit in the United States mail, registered or certified mail, postage prepaid. All such notices shall be addressed to the applicable party at its address set forth on the signature page hereof. The foregoing addresses may be changed by written notice to the other party as provided herein. Notices shall be deemed received upon delivery if delivered by hand or by overnight delivery service or by facsimile transmission, or three (3) days after being sent by registered or certified mail (unless a signed receipt evidences earlier delivery).

(d) In construing this Contract, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Contract. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. All exhibits attached hereto are incorporated in this Contract by reference thereto.

(e) Time is of the essence of every provision herein contained. Whenever the date or deadline for any action to be taken is not a business day, the relevant date or deadline shall be the next business day.

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(f) This Contract shall be governed by the laws of the State of Texas.

(g) Each party represents to the other that no broker or finder has been engaged who may claim a fee or commission in connection with the transaction contemplated hereby. Each party shall indemnify, defend and hold the other party harmless from and against any loss, cost or expense, including, but not limited to, attorneys fees and court costs, resulting from any claim for a fee or commission by any other broker or finder in connection with the Property or this Contract as a result of the acts or omissions of such party.

(h) If any provision of this Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable; this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full force and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Contract. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Contract a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, or enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their respective duly authorized representatives as of the date set forth below.

SELLER:	**PURCHASER:**
TEXAS G&S INVESTMENTS, INC.	**FRONTERA GROUP, INC.**
William Cantu	*K. BRYCE TOUSSAINT*
By:______________________	By:______________________
Name: William P. Cantu	Name: K. Bryce Toussaint
Title: Chief Compliance Officer	Title: CEO & President
Date: April 8, 2023	Date: April 8, 2023
Seller's Address:	**Purchaser's Address:**
4403 W. Military Hwy., Suite 703 McAllen, Texas 78503	100 Crescent Court, Suite 700 Dallas, Texas 75201

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EXHIBIT "A"

(Legal Description of the Property)

The real property located in Hidalgo County, Texas known as Lots 1-9, 24-30 and 34, all in Block 32, TEXAN GARDENS SUBDIVISION, Hidalgo County, Texas, as per map or plat thereof recorded in Volume 8, Pages 57-58, Map Records, Hidalgo County, Texas.

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